Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 26, 2023, with respect to our audits of the consolidated financial statements of YS Biopharma Co. Ltd. (formerly, YishengBio Co., Ltd.) and Subsidiaries as of March 31, 2023 and 2022, and for each of the years in the three-year period ended March 31, 2023, which appears in the Registrant’s annual report on Form 20-F for the fiscal year ended March 31, 2023.

/s/ Wei, Wei & Co., LLP

Flushing, New York
May 20, 2024